UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐            Definitive Proxy Statement

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AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 2, 2012, AOL Inc. issued the following statement.

AOL COMMENTS ON ISS REPORT THAT REJECTS STARBOARD’S FULL SLATE OF NOMINEES

AOL’s Board and Management Team Have Made Significant Value-Enhancing Improvements Driving Stock to Recent 52-Week High

Egan-Jones, Leading Proxy Advisory Firm, Recommends AOL Stockholders Vote for

ALL AOL Directors

AOL Urges Stockholders to Vote FOR Long-Term Value Creation by Electing All AOL Director Nominees on WHITE Proxy Card Today

NEW YORK, NY – June 2, 2012 – AOL, Inc. (NYSE: AOL) today issued the following statement in response to a report issued by Institutional Shareholder Services Inc. (“ISS”) regarding the Company’s Annual Meeting of Stockholders to be held on June 14, 2012.

“While we are pleased that ISS has rejected Starboard’s full slate of nominees and has recommended that stockholders vote FOR  six of AOL’s highly qualified and experienced director nominees, we strongly believe that ISS reached the wrong conclusion in failing to recommend that AOL stockholders vote FOR  all eight of the Company’s highly qualified director nominees.  AOL’s Board of Directors has a proven track record of taking meaningful action to drive shareholder value.  We believe AOL has the right strategy and team to successfully execute its plan.

We believe that ISS’s recommendation to dismiss Starboard’s full slate is further evidence that Starboard’s nominees are unqualified to lead AOL.  Moreover, we believe that by declining to recommend all of Starboard nominees a seat on the AOL Board, ISS acknowledges that Starboard was seeking a disproportionate number of nominees. Importantly, it is our firm belief that, if elected, Jeffrey Smith and Dennis Miller would dismantle the strategy that is producing strong returns for shareholders.  AOL’s eight nominees are uniquely and diversely qualified and have significant operational, financial and public Board experience in AOL’s areas of strategic focus. We believe Mr. Smith and Mr. Miller do not add any unique skills or experience the Board does not already have.

AOL’s Board is comprised of the right team of leaders who have overseen an approximate 40% increase in share price over the past 12 months and an approximate 165% increase since the stock’s low in August 2011, including a recent 52-week high. AOL has reported three consecutive quarters of better than expected earnings results and has significant momentum, and we believe ISS has recommended directors that will severely impair that momentum. In just two and a half years since spinning off from Time Warner, we believe AOL has made significant operating and financial progress and has positioned the Company to deliver long-term value to stockholders. Furthermore, the Board is committed to enhancing long-term value and has already taken substantial steps to advance this goal, including committing to bring Patch to run-rate profitability by the end of 2013, returning all of the proceeds of the approximately $1 billion patent transaction to our stockholders and engaging in a thorough process with our shareholders to select two new independent Board members. AOL has a clear, concise and publicly communicated growth strategy, and we believe we are on track to meet our strategic goals.

In contrast, we do not believe that Mr. Smith or Mr. Miller have demonstrated a basic understanding of AOL’s business model, nor do we believe that they have a viable plan for AOL other than to break up and liquidate the Company.  We believe that by recommending Starboard’s nominees, ISS is supporting a short-term strategy that limits our stockholders’ ability to realize the significant long-term benefits inherent in the Board’s plan.

Although ISS’s recommendation reiterates our belief that Starboard’s full slate of nominees would decrease the Board’s level of industry expertise, public company experience and diversity, we believe ISS’s report disregards the significant progress AOL has made over the past two and a half years and advocates halting AOL’s successful turnaround before it is complete. ISS’s logic is flawed in our view and if its approach were to be applied to other companies in similar turnaround situations, investors would never have received the remarkable stockholder gains at many prominent companies, including Apple, Caterpillar and IBM during the 1990’s, among many other examples.

In contrast to ISS’s flawed report, Egan-Jones Proxy Services, a leading independent proxy advisory firm, supports the election of ALL of the Company’s director nominees. In its May 29, 2012 report, Egan-Jones stated that:

‘…the dissidents have not presented a convincing plan of action that persuades us that their nominees’ inclusion on the board would maximize stockholder value;’

and

‘we are not convinced that the dissidents’ nominees would work to the benefit of the stockholders given their level of industry expertise and public company experience.’  [1]

We strongly urge stockholders to follow the recommendation of Egan-Jones and to maximize the full value of their investment by supporting the AOL Board’s vision for long-term success and by voting FOR  all of AOL’s director nominees on the WHITE  proxy card today.”

Every vote is extremely important.  AOL recommends that stockholders vote FOR  all of AOL’s director nominees by Internet, by telephone or by signing and dating the WHITE  proxy card itself and returning it as soon as possible.

[1] Permission to use quotations was neither sought nor obtained.

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world.  The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale.  We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.  These forward-looking statements are based on management’s current expectations and beliefs about future events.  As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances.  Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.  Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission.  In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry.  This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights.  Our actual results could differ materially from management’s expectations because of changes in such factors.  Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders.  The proxy statement contains important information about AOL and the 2012 Annual Meeting.  In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders.  In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC.  You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting.  These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com).  The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting.  Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.

Media Contact:

Maureen Sullivan

Maureen.Sullivan@teamaol.com

212-206-5030

Investor Relations Contact:

Eoin Ryan

Eoin.Ryan@teamaol.com

212-206-5025